EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT, dated as of April 18, 2005, is made by and between First American Capital Corporation, a Kansas Corporation (the "Company"), and Richard H. Katz ("Employee").

RECITALS

      WHEREAS, the Company desires to employ Employee pursuant to the terms and conditions of this Agreement; and

      WHEREAS, Employee desires to be employed by the Company pursuant to the terms and conditions of this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

      1.     Term of Employment.

a) Initial Term; Effective Date. Subject to the terms and conditions set forth herein, the Company hereby employs Employee, and Employee hereby accepts such employment, which shall commence on the Effective Date (as defined below) and shall terminate as of the earliest of:

      (i) Six (6) months from the Effective Date ("Initial Term");

      (ii) The death of Employee; or

      (iii) The earliest occurrence of an event described in Section 8(a) of this Agreement.

      For purposes of this Agreement, the term "Effective Date" shall mean February 07, 2005.

b) At-Will Employment. Following the expiration of the Initial Term, unless this Agreement has previously termintaed in accordance woth Section 1(a) hereof, this Agreement shall, on August 07, 2005 become an at-will employment Agreement, subject to termination by either party, with or without cause, and with or without advance notice. Such termination must be in writing.

      (i) In the event of termination during at-will employment, the Company shall have no further liability to Employee under the Agreement for the payment of compensation and benefits under the Agreement, except that any accrued unused vacation, comp days and performance bonus will be paid, and except for any benefits that by law must continue after termination.

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      (ii) Notwithstanding Section 1(b)(i), if Employee is terminated by the
      Company without "cause" during at-will employment, the Company will pay to Employee severance, which is comprised of three months of Base Salary and payment by the Company for three months of continuation coverage for health insurance, if Employee elects such continuation coverage (collectively, "Severance"). The three months of Base Salary will be paid over a three month period of time, in regular payroll intervals, with payment to begin within thirty (30) days of the signing of a comprehensive release to be provided, but in no event will such payment begin before the eighth day following execution of the release.

      2.     Duties of Employee.

a) Title. Employee shall be employed in the position of Chief Marketing Officer of the Company and of the Company's affiliate, First Life America Corporation, to perform the duties normally attendant with such position and as assigned to Employee by the President of the Company. See Exhibit A for a list of Employee's duties, which Exhibit is attached hereto and incorporated herein. Employee understands and agrees that Employee must abide by all Company policies applicable to employees, unless specifically excluded herein.

b) Modification of Duties. The Company shall have the right, from time to time, to modify or change Employee's duties and/or responsibility hereunder. Any such modification or change, including, without limitation, the expansion of Employee's duties hereunder, shall not, unless specifically agreed by the Company in a duly executed amendment of this Agreement, result in any modification or increase of Employee's compensation as provided in this Agreement.

c) Extent of Services. Employee shall devote his/her full time during normal business hours, and additional hours as necessary, to the business of the Company.

      3. Compensation. During the term of this Agreement and for all services rendered by Employee to or for the Company:

a) Base Salary. The Company shall pay Employee a gross annual base salary of One Hundred and Four Thousand and Eight Hundred Dollars ($104,800) ("Base Salary"), which shall be paid in bi-weekly installments in arrears. The payment of compensation authorized under this Agreement shall be subject to applicable withholdings for federal, state and local taxes and for other reductions authorized by Employee under authorized employee benefit plans. The President of the Company shall review the Base Salary of Employee at least annually and shall adjust the Base Salary, as the Board deems appropriate.

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b) Bonus/Incentive Program.  See Exhibit B, which Exhibit is attached hereto and incorporated herein.

      4. Employee Benefits. During Employee's employment under this Agreement, Employee shall be eligible to participate in employee benefit plans or programs of the Company, if any, generally made available to all other employees of the Company, subject to the eligibility criteria, rules, plan provisions and regulations applicable to such plans. At this time, the plans and programs to be made available to Employee are as set forth on Exhibit C, which is attached hereto and incorporated herein. Nothing contained herein shall be construed as negating or limiting the ability of the Company to amend, modify or terminate such employee benefit plans or programs, in its sole discretion and in accordance with plan documents.

      5. Expenses. The Company shall reimburse Employee for Employee's reasonable travel, meals, entertainment and other similar expenses reasonably incurred in the performance of Employee's duties. All requests for reimbursement for expenses must be accompanied by valid receipts or any other documentation required pursuant to any applicable Company policy. Any expenses not accompanied by appropriate receipts where a satisfactory explanation is not provided, shall not be reimbursed.

      6.     Disclosure of Information.

a) Employee acknowledges that, in and as a result of employment hereunder, Employee will be making use of, acquiring knowledge of and/or adding to confidential or proprietary information relating to the Company and its affiliates, which is not publicly known, including, without limitation, the Company's lists of customers and accounts, systems, procedures, policies, manuals, advertising, marketing plans, marketing strategies, trade secrets, business plans, financial data, strategies, methods of conducting business, price lists, formulas, processes, procedures, standards, know-how, manuals, techniques, technology, confidential reports, software code (both object and source), and all other information, knowledge, or data of any kind or nature relating to the products, services, or business of the Company or any affiliate of the Company (collectively, "Confidential Information"). As a material inducement to the Company to enter into this Agreement, Employee covenants and agrees that Employee shall not, at any time during or following the term of Employee's employment with the Company, directly or indirectly, except in furtherance of the Company business and in accordance with the Company policies, use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information, and will maintain the confidentiality of all Confidential Information, until the Confidential Information is made public by the Company.

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b) All documents, records, notebooks, software, discs, electronic information, and similar repositories of or documents containing any Confidential Information, including all existing copies or extractions thereof, whether or not in Employee's possession or in Employee's control, and whether prepared by Employee or others, shall be the property of the Company. Upon termination of employment with the Company, whether such termination was by Employee or by the Company, all documents, records, notebooks and similar repositories of documents containing Confidential Information, shall be promptly returned to the Company.

      7. Conflict of Interest. Employee agrees and acknowledges that he/she is to devote his/her entire business time and effort to the Company's business and shall not be engaged in any personal financial interest, which may be in conflict with the interest of the Company. Employee acknowledges and agrees that he/she will not accept the receipt of payments, gifts, entertainment, or other fees which go beyond common courtesies usually associated with accepted business practices and which might be regarded as placing him/her under some obligation to a third party dealing with or desiring to deal with the Company. This does not preclude the acceptance of items of minor or nominal value of which are of such nature as would indicate they are merely tokens of respect or friendship and not related to any particular transactions, nor does this section preclude the Employee from receiving renewal and/or residual compensation from other companies or vendors as a result of business transacted prior to the effective date of this agreement. Employee agrees that during the course of his/her employment hereunder he/she shall not accept any additional fees, compensations, commissions, wages, salaries or remuneration from a third party, without the consent of the Board of Directors of the Company.

      8. Termination of Employment During the Initial Term. During the Initial Term of this Agreement,

a)    The employment of Employee will terminate as of the earliest of:

(i)	In the event of Employee's disability resulting in an inability to perform his/her essential job functions with or without a reasonable accommodation for a period of, in general, one hundred and twenty (120) consecutive days, as determined in the sole discretion of the Company and in compliance with applicable law;

(ii) By the mutual written agreement of Employee and the Company;

(iii) Immediately upon a determination by the Company that "cause" exists for such termination;

(iv) Thirty (30) days after notice is given by the Company in the event termination of Employee is without "cause"; and

(v) Thirty (30) days after notice is given by Employee in the event he/she resigns from his/her employment.

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b) For purposes of this Agreement, the term "cause" shall include, without limitation, Employee's material breach of this Agreement, fraud against the Company, misappropriation of the Company's assets, embezzlement, theft, malfeasance, willful misconduct, material failure to follow the Company's rules and regulations, neglect of material duties Employee is required to perform under this Agreement, and the arrest or charge for or with a crime involving drug abuse, violence, dishonesty or theft.

c) The Company shall have no further liability to Employee under this Agreement for the payment of unaccrued compensation or benefits under this Agreement following the termination of Employee's employment under this
Section 8, or for any reason specified in Section 1 (a), except that any accrued unused vacation, comp days and performance bonus, and any severance pay, if applicable under Section 2 (b) (ii) will be paid, and except for any benefits that by law must continue after Employee's termination.

d) At any time during the term of this Agreement and, specifically, after notice of termination of this Agreement by either party, the Company may, in its discretion, exclude Employee from the Company's workplace.

e) In the event that Employee's employment with the Company is terminated by the Company pursuant to the exercise of Section 8(a)(iv) above, the Company agrees to provide to Employee a severance payment equal to the remaining salary that would have been paid to Employee for the then-existing remaining term of this Agreement had Employee's employment not been terminated. Payment will be made by the Company to Employee by lump sum cash payment made within thirty (30) days after the date of termination hereunder.

	9. Employee Termination Due to Change in Control. If there is a "change in control" of the Company, whether during the Initial Term or during at-will employment, Employee may terminate his employment with the Company within a period of sixty (60) days after the change in control becomes effective by providing thirty (30) days written notice (the notice must be given within the requisite sixty (60) days). In such event, Employee will receive a lump sum cash payment in the amount of $74,000 within thirty
(30) days of his last date of employment. If Employee (or any covered dependent) elects, pursuant to applicable federal or state law, continuation coverage under the Company's health, major medical or dental plans, the Company will pay for the same portion or percentage of such coverage as it was paying prior to Employee's termination of employment, for the first six
(6) months of such period of continuation coverage or such lesser period of time as Employee (or any covered dependent) remains eligible for and continues to purchase such continuation coverage. If Employee (or any covered dependent) remains eligible for and continues to purchase federal or state continuation coverage under Company's health, major medical or dental plans beyond the twelve (6) month period described in the previous sentence, Employee (or such covered dependent) will thereafter be responsible for the full cost of such continuation coverage. In addition, Employee will be immediately vested in any nonqualified deferred compensation arrangement of the Company within which Employee is a participant, and will receive additional severance pay (at the same time as the lump-sum payment described above) equal to the non-vested portion of Employee's account(s) under any qualified pension, profit-sharing or retirement plan of the Company as of the date of termination of employment. For purposes of this Agreement, the term "change in control" is defined to include:

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a) the consummation of any sale (by the Company or a shareholder) of the
Company's stock pursuant to which any person or group (as that term is defined under the rules and regulations of the Securities Exchange Act of 1934, as amended) would own twenty percent (20%) or more of the combined voting power of the Company's outstanding securities;

b) the sale or transfer of substantially all of the Company's assets to another corporation which is not a wholly-owned subsidiary of the Company;

c) any merger or consolidation of the Company with another corporation, where less than twenty percent (20%) of the outstanding voting shares of the surviving or resulting corporation are owned in the aggregate by the Company's former shareholders; and

d) any tender offer, exchange offer, merger, sale of assets and/or contested election, which results in a change in a majority of the Company's Board of Directors.

The amount paid to Employee pursuant to this Section 9 will be deemed severance pay in consideration of Employee's past services to the Company and his continued services from the date of this Agreement, and shall be paid, in addition to any and all other payments to be made and benefits available to Employee pursuant to this Agreement. Employee will have no duty to mitigate his damages by seeking other employment, nor will Employee's severance pay pursuant to any provision of this Section 9 be reduced or offset by any such future earnings.

      10. Delegation of Duties and Assignment of Rights. Employee may not delegate the performance of any of his/her obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of the Company. Any such purported delegation or assignment in the absence of any such written consent shall be void. The Company may assign all of its rights and obligations under this Agreement in writing, with notice to Employee, to a person or entity acquiring the principal assets used or useful in the operation of the Company's business or portion thereof for which Employee is involved. In the event of an assignment by the Company, each reference in this Agreement to the Company shall include the assignee from and after the date of such assignment.

      11. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Employee, and their respective heirs, personal and legal representatives, successors and permitted assigns. Employee shall have no right or power to assign this Agreement.

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      12.     Governing Law.  The construction and interpretation of this
Agreement shall at all times and in all respects be governed by the laws of the State of Kansas.

      13. Severability. The provisions of this Agreement (including particularly, but not limited to, the provisions of Section 6) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

      14. Notices. Any notice required to be given hereunder shall be sufficient and deemed given when in writing, and sent by certified or registered mail, return receipt requested, first class postage prepaid, or by courier service, to his last known residence in the case of Employee, and to its principal office in the case of the Company, Attn: President, First American Capital Corporation.

      15. Remedies. Employee acknowledges and agrees that a breach by him/her of the provisions of this Agreement will cause the Company irreparable injury and damage. Employee, therefore, expressly agrees that the Company shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any part thereof by Employee, or by Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him/her, and to secure its enforcement, in addition to any other remedy to which the Company might be entitled. Company acknowledges and agrees that a breach by it of the provisions of this Agreement will cause the Employee irreparable injury and damage. Company, therefore, expressly agrees that the Employee shall be entitled to injunctive and other equitable relief to the prevent a breach of this Agreement, or any part thereof by Company, or by Company's agents, representatives, affiliates, servants, shareholders, employees and/or any and all persons directly or indirectly acting for or with it, and to secure its enforcement, in addition to any other remedy to which the Employee might be entitled.

      Employee and the Company expressly waive the posting of any bond or surety required prior to the issuance of an injunction hereunder. However, in the event that the court refuses to honor the waiver of bond hereunder, Employee and the Company hereby expressly agree to a bond in the amount of $100.00. Any and all of the Company's remedies for the breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies with respect to the subject matter hereof.

      16. Termination of Prior Agreements. All prior agreements and/or arrangements, oral or written, relating to the employment of the Employee by the Company and/or its subsidiaries, including the termination of such employment, are hereby terminated and superseded by this Agreement.

      17. Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Company and Employee with respect to the employment herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of or breach of this Agreement at any time shall be deemed a waiver of any other provision or subsequent breach of this Agreement at such time or will be deemed a valid waiver of such provision or subsequent breach at any other time.

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IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the day and year first above written.

COMPANY:				EMPLOYEE:

By: /s/ John F. Van Engelen		/s/ Rick Katz
Name: John F. Van Engelen
Title: President & CEO



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EXHIBIT A

CHIEF MARKETING OFFICER
FIRST AMERICAN CAPITAL CORPORATION
FIRST LIFE AMERICA CORPORATION

Serve as senior marketing/sales officer for day-to-day operations

Manage the Agency Services, Regional Sales and Marketing Departments in the organization

Develop management systems that provides information for company growth, profitability and identification in areas of sales and marketing

Be responsible for the development of policies and procedures in sales and marketing

Keep the President informed of the operations and status of the marketing and sales function

Develop, implement and manage the strategic and business plans to insure the long term growth of the company and to insure that the company achieves its goals and objectives and is profitable for the stockholders, including product development, distribution strategies and acquisition costs control

Represent the company and project an immediate favorable impression

Exhibit strong leadership and management capabilities

Display a strong but flexible personality with solid business acumen and a make-things-happen, results-oriented mentality

Be customer-focused for both internal and external constituencies

Be tactful and diplomatic with good listening skills and be strong team oriented leader

Initiate action based on the organization's priorities, a problem solver with high work ethic

Learn and not be afraid to tackle new situations

Any other duties normally attendant with the position of Chief Marketing Officer or as assigned from time to time by the President of the Company

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EXHIBIT B
PERFORMANCE BONUS
Performance Bonus:

At the end of any calendar quarter of employment under this Agreement, the Company shall pay Employee a bonus pursuant to the schedules (1) and (2) shown below, but such quarterly bonus for the first year of employment shall not be less than twelve thousand dollars ($12,000).

This performance bonus shall be payable within 30 days after the end of each applicable quarter or sooner pursuant to 9(c).

 (1)  Other Income  Brokerage Operations

Other Income  Brokerage Operations


Quarterly Income   		% Bonus

$0 to 250,000                      15%


250,001 to 500,000                 10%


500,001 to 750,000                  5%


750,001 to 1,000,000                2%


Other income is defined as annualized commissions, fees, or other income derived received from outside parties as a direct result of brokerage activities.

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(2)  New Business Bonus  First Life America Corporation


New Business Bonus



NewQuarterly Annualized Premium or Annuity Payments   % Bonus

First Whole Life

$0 to 125,000                                           5%


$125,001 to 250,000                                     3%


First Term

$0 to 250,000                                           2%


First Annuities

$0 to 3,000,000                                     .0025%



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EXHIBIT C

Benefit Plans


1. Health insurance for Employee and his dependents.

2. If automobile is used for Company business, the rate of reimbursement will be the approved level, currently at $.405.

3. Participation in IRA, with employer contribution of 3% of Base Salary per year (but not to exceed the amount in effect for such taxable year under section 219(b)(1)(A) of the Internal Revenue Code).

4. Employee shall be entitled to ten working days vacation per year after the first six months of continuous employment. Vacation can be taken at times during the year at the discretion of Employee. However, in scheduling said vacation, Employee agrees to do so in such a manner that will not materially adversely impact upon the operations of the Company.

5. Cell phone and laptop computer, which shall remain the property of the Company. Cell phone and laptop computer are intended for business use.


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